Exhibit 99.2
CORPORATE PARTICIPANTS
Paul McCormick
Cardiogenesis Corporation — Executive Chairman
Bill Abbott
Cardiogenesis Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Jared Cohen
JM Cohen & Company. — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the Cardiogenesis Corporation fourth quarter and full year 2010 Earnings Conference Call. My name is Kathy, and I will be your operator for today’s call. (Operator Instructions) As a reminder, this conference call is being recorded for replay purposes.
During the course of this call, the Company will make a number of forward-looking statements which may include, without limitation, statements regarding the Company’s future business development plans and future results. These statements are subject to risks and uncertainties, and actual results may differ materially from those projected in these forward-looking statements. Those risks and uncertainties are more fully described in the Company’s SEC reports filed under the Securities Exchange Act of 1934, included under the heading of Risk Factors in the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update the forward-looking statements made today.
In addition, please be aware that if you decide to ask a question on today’s call, it will be included in both the live transmission and may be made available on the Company’s website thereafter. This conference call report is protected by copyright law and international treaties. Any recording or other use or transmission of the text or audio of today’s call is not allowed without express permission of Cardiogenesis. I would like to turn the presentation over to your host for today’s call, Mr. Paul McCormick, the Executive Chairman of Cardiogenesis. Please proceed,
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thank you Kathy, I am Paul McCormick, Executive Chairman of Cardiogenesis, and along with Bill Abbott, our CFO, we will be reporting on the 2010 fourth quarter and year to date results.
Today we report total revenues of approximately $2.9 million for the fourth quarter of 2010, a 9% decrease from prior year fourth quarter revenue. For the full year 2010, revenue was approximately $11.3 million, an increase of 9% over revenue of $10.4 million in 2009. Fourth quarter revenues were negatively impacted by lower capital equipment sales as compared to 2009. In addition the fourth quarter of 2009 included $218,000 of handpiece revenue previously deferred under accounting rules. Excluding the impact of that non-recurring, deferred revenue, handpiece revenue actually increased 13% in fourth quarter 2010 over the prior period. The company posted a solid performance for both the fourth quarter and full year as our sales organization made the case for TMR and increased product utilization.
At the same time we made significant progress on our clinical and regulatory objective to begin an IDE study for our PHOENIX™ Combination Delivery System. I will discuss that in greater detail later in the call but first, Bill will review our fourth quarter financial results, Bill.
Bill Abbott — Cardiogenesis Corporation — CFO
Thanks Paul. As Paul just mentioned, in the fourth quarter of 2010 our revenue totaled $2,864,000, a decrease of $268,000, or 9%, from revenues of $3,132,000, in the fourth quarter of 2009. We recognized an increase in overall handpiece revenue of $38,000, or 2%, to $2,172,000 in the fourth quarter of 2010 from $2,134,000 in last year’s fourth quarter. Also Paul noted the prior year fourth quarter includes $218,000 of handpiece revenue previously deferred under accounting rules. Excluding that impact, handpiece revenue in the fourth quarter of 2010 grew $256,000 or 13% with both average selling price and unit sales increasing from the prior year quarter. Laser revenue in the fourth quarter of 2010 was $400,000, a decrease of $287,000 from the fourth quarter of last year. Service and other revenue for the fourth quarter of 2010 was $292,000, a decrease of approximately $19,000 from last year’s fourth quarter.
For full year 2010, revenue totaled $11,290,000, an increase of $936,000, or 9%, from sales of $10,354,000 in the 2009 year. The full year increase in sales as compared to the 2009 period results from higher average selling prices and higher unit sales of our handpieces, which, at $8,637,000 for all of 2010, increased $980,000 or 13% over last year.
Our gross margin was 83% of net revenue in the fourth quarter of 2010, a 1 percentage point decrease from the fourth quarter of 2009. For the full year, our gross margin was 84%, an increase of 1 percentage point over 2009. In dollars, gross profit decreased by $242,000, or 9%, to $2,390,000 for the fourth quarter of 2010 as compared with $2,632,000 for the 2009 fourth quarter. For all of 2010, gross profit increased by $906,000, or 11%, to $9,453,000 from a gross profit of $8,547,000 in 2009.
Research and development expense was $634,000 in the fourth quarter of 2010 about double the R&D expense of $318,000 in the 2009 fourth quarter. This increase results primarily from costs associated with our biocompatibility and large animal safety studies at the Texas Heart Institute Stem Cell Center which began towards the end of the third quarter and expenses for the feasibility study of our PHOENIX Combination System. Full year 2010 R&D expense totaled $1,464,000, which was $133,000, or 10%, above the $1,331,000 of R&D expenditures in 2009.
Sales and marketing expense was $1,448,000 for the 2010 fourth quarter, essentially flat with prior year fourth quarter expense of $1,454,000. For all of 2010, sales and marketing expenses were $6,176,000, an increase of $618,000 or 11%, when compared to $5,558,000 of S&M expense for full year 2009. The increase in S&M expense for the 2010 full year period was a result of higher salary and related expenses from an increased average headcount, as well as revenue driven increases in commission and bonus compensation and related expenses.
Fourth quarter 2010 general and administrative expense was $1,041,000, an increase of $640,000 from $401,000 of G&A expense in the fourth quarter of 2009. Full year 2010 G&A expense totaled $3,252,000, an increase of $476,000, or 17% from 2009. The increase for both the 2010 fourth quarter and full year amounts versus the respective prior year periods is primarily the result of higher legal fees from the Cardiofocus litigation as several depositions were taken during the fourth quarter and other procedural and corporate matters were required in the fourth quarter of 2010.
For the 2010 fourth quarter, we recorded an operating loss of $733,000 as compared with operating income of $459,000 in the fourth quarter of 2009. The operating loss for all of 2010 was $1,439,000 as compared to an operating loss of $1,118,000 for the full year of 2009.
The net loss for this year’s fourth quarter was $558,000, or $0.01 per basic and diluted share, as compared with net income of $409,000, or $0.01 per basic and diluted share, in 2009’s fourth quarter.
For the full year, our net loss in 2010 was $1,282,000, or $0.03 per basic and diluted share, as compared with a net loss of $1,234,000, or $0.03 per basic and diluted share for all of 2009.
Now, I’d like to turn the call back to Paul for an update and then we will be happy to answer any questions you may have.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Thanks, Bill. The company continues to execute on its key objectives to drive utilization of our high margin disposable handpieces, manage expenses to control our financial destiny, and pursue the PHOENIX clinical initiative as a platform for future growth.
The PHOENIX combination delivery system combines the intramyocardial injection of stem cells derived from the patient’s own bone marrow with the pretreatment of the myocardium with the company’s TMR system. In addressing the feedback from the FDA regarding our IDE submission for the PHOENIX, we initiated preclinical work with the Texas Heart Stem Cell Center. This included bone marrow compatibility testing with the PHOENIX as well as a large animal safety study. The treatment and follow up of the animal study has been completed, the data collection and preliminary analysis is underway. This is the final item required to update our IDE file with responses to all of the exceptions detailed by the FDA. We expect to submit our update to the FDA by May. Approval of our IDE request will enable us to begin enrolling patients at a small number of centers here in the US under an approved protocol. Accomplishment of this goal is a significant milestone for us and reflects our focus of becoming a leader in regenerative therapies for the treatment of diffuse coronary artery disease.
Simultaneously we have initiated a feasibility clinical study outside the U.S with the PHOENIX. In October we announced the enrollment of the first two patients and in January we completed an additional two cases at the Bakoulev Institute in Moscow Russia. Our team is preparing to return to Europe in the next few weeks to support additional cases and to travel to India once we obtain the required regulatory approval. This activity is providing us with important experience in preparing for the U.S. pivotal trial
I am also pleased to report continued success with our commercial products. For the full year of 2010 we increased disposable handpiece revenue 13% or $980,000 over 2009 and these products have a gross margin of 84%. For the full year 2010 we maintained laser sales levels at 2009 levels in spite of a challenging capital equipment environment. The overall increase in sales revenue of our commercial products permits us to make the requisite investments and achieve progress in our advanced product initiatives.
At December 31, 2010, the company had no debt and a cash balance of $1.8 million dollars. We utilized $758,000 of cash in the full year of 2010 to fund our product development and corporate initiatives. We are accomplishing our sales growth with a sharp eye on our expenses.
In summary, I am very pleased with our results in increasing sales for our commercial products and making significant progress towards our goal of beginning a U.S. IDE trial for the PHOENIX Combination Delivery System in the second half of 2011. Should tissue stimulation by TMR prove to be synergistic to stem cell delivery, we believe our PHOENIX technology can become the standard of care for the intramyocardial delivery of stem cells. The PHOENIX may prove to be an important clinical option for the estimated 200,000 symptomatic patients diagnosed with diffuse coronary artery disease that are not candidates for traditional therapy of intervention or surgery. We will continue to update you on our progress via our conference calls.
With that I would now like to open the line for questions...Kathy.
Operator
(Operators instructions)
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
While I am waiting for the first question, let me share with you that the Company has a poster presentation at the upcoming American College of Cardiology meeting. Post Approval Studies are conducted to report on a more current experience for a technology following FDA approval. Greater device experience and real world patient selection may affect clinical outcomes and influence opinions to the clinical utility of a given technology. I am pleased to report the results from our 358 patient TMR Post Approval Study demonstrated improved operative mortality compared to patients treated by TMR in the original pivotal trial. This improvement was striking because the patients in the Post Approval Study were older, had a higher incidence of hypertension, and previous interventions. These new data should reassure referring cardiologists that TMR is a viable option for the growing number of patients with refractory angina that are not amenable to traditional revascularization.
Operator I am ready for the first question.
Operator
Thank you sir, the first question comes from the line of Jared Cohen of J.M. Cohen & Company. Please proceed.
Jared Cohen — JM Cohen & Co. — Analyst
I was wondering, because I’ve noticed Googling the marketplace it seems like more hospitals are advertising that they are offering TMR, and whether it’s with you utilizing equipment from someone like you, your lasers, or equipment from your former competitor. What opportunities that opens up for you, whether — or the overall marketplace in terms of increased utilization of the procedures and so forth. And then just a follow-on question
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Sure. Obviously, when hospitals commit dollars to advertising, it’s a positive. And I stick with our comments we’ve made in the past is that we believe that with the right focus, the right sales organization, and the right message, that we can in fact grow TMR utilization, and we’ve couched that, always saying modestly. And so it becomes — it’s a very solid base of business over which we can then springboard with the advanced initiatives with stem cells.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. Also, since the utilization has gone up over the last year or two, particularly within your own installed base, I wonder if at some point within your own installed base, will they have to go back and at some point due a change over? Or have they been doing a change over in terms of going to — my English is a little off — going to your newer, advanced lasers or so forth?
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
We may have some upgrades to this as utilization goes up. But our lasers are pretty durable, frankly. It is still a capital equipment sale, capital equipment environment that is very difficult. And I think the whole focus of the Company has been to drive utilization on the handpieces in a more traditional cardiovascular device format.
Having said that, as we move forward with our, the stem cell program, and at some future date with the potential approval, and this becomes even more broadly utilized, then that probably opens up the capital equipment space and we can be more aggressive at that point. But I think for the foreseeable future, Jared, frankly is our focus on our success is going to be driven by growth in our utilization of the handpieces, with some modest capital equipment sales each year that can be somewhat erratic from quarter to quarter.
Jared Cohen — JM Cohen & Co. — Analyst
Okay. All right, thank you very much.
Paul McCormick — Cardiogenesis Corporation — Executive Chairman
You bet, thank you.
Operator
(Operator Instructions) There are no further questions at this time. I would now like to turn the conference back over to Mr. Paul McCormick for final remarks. Thank you.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
Bill and I thank you for your interest and participating in this call. We appreciate the continued support of our shareholders, and the efforts of our dedicated employees. We look forward to providing you an update on our progress when we discuss 1st quarter 2011 results. Please feel free to contact Bill or me with any additional questions. Thank you.
Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.